UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report:

March 18, 2005

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2005, Mattel, Inc. (“Mattel”) initiated payments to its named executive officers pursuant to Mattel’s annual cash incentive plan.

Certain employees of Mattel and its subsidiaries are eligible for annual cash incentive compensation under the 2002 Mattel Incentive Plan (the “MIP”). The performance goals used to determine payments under the MIP may be based on one or more of a variety of different financial business criteria with respect to (1) Mattel, (2) Mattel’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions, groups, functions or employees and/or (3) Mattel’s brands, groups of brands or specific brands. Each year, the Compensation Committee of Mattel’s board of directors establishes specific targets that must be achieved before incentive payments are paid, as well as maximum levels for participants, which provide a ceiling on the total amount payable. The performance goals for named executive officers are based on objective formulae or standards, as required to qualify for the exception from Internal Revenue Code Section 162(m) for performance-based compensation. For other employees, the Compensation Committee has the discretion to establish performance goals based on other standards, including individual performance, business and personal contributions and management discretion.

In March 2004, the Compensation Committee established performance goals and formulae for fiscal year 2004 under the MIP. These goals and formulae were based on the following criteria for the following named executive officers: (a) overall corporate financial performance of Mattel and achievement of objectively measurable strategic initiatives, for each of the following officers: Robert A. Eckert, Chairman and Chief Executive Officer; Kevin M. Farr, Chief Financial Officer; and Thomas A. Debrowski, Executive Vice President, Worldwide Operations; and (b) the overall corporate financial performance of Mattel, the financial performance of the executive’s respective business unit and achievement of objectively measurable strategic initiatives, for each of the following officers: Matthew C. Bousquette, President, Mattel Brands; and Neil B. Friedman, President, Fisher-Price Brands.

At the time they were set, all of the 2004 performance goals were substantially uncertain to be achieved. The goals were set at threshold, target and maximum levels. The performance goals with respect to the overall corporate financial performance of Mattel were based upon net operating profit after taxes less a capital charge. The performance goals with regard to the financial performance of each business unit were based on the business unit’s U.S. operating profit less an inventory charge and the business unit’s international operating profit at planned overhead less an inventory charge. The specific numbers used with regard to these performance goals are highly sensitive and confidential. With regard to the objectively measurable strategic initiatives, which are highly sensitive and confidential in nature, the Compensation Committee established several sets of precise measures and determined the relative weight given to each set, and the Compensation Committee established rules as to how many of the precise measures needed to be achieved within each set in order to reach the threshold, target and maximum levels. For 2004, the maximum amounts that named executive officers were eligible to receive under the MIP ranged from 90% to 200% of base salary; in determining these amounts, the Compensation Committee reviewed competitive data regarding annual incentive levels in comparative companies, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment.

With regard to fiscal year 2004, some of the objectively measurable strategic initiatives were achieved and others were not; Mattel achieved its overall corporate financial performance goals at a level between the threshold and target levels; the Mattel Brands business unit did not achieve its financial performance goals at the threshold level; and the Fisher-Price Brands business unit achieved its financial performance goals at a level between the threshold and target levels.

Annual incentive payments under the MIP to Mr. Eckert, Mr. Bousquette, Mr. Debrowski, Mr. Farr and Mr. Friedman were calculated and paid accordingly, in the following respective amounts: $984,344; $269,010; $311,840; $318,927; and $466,614.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC. Registrant

By:	/s/ ROBERT NORMILE
Robert Normile Senior Vice President, General Counsel and Secretary

Dated: March 18, 2005

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